Exhibit 1A-6.2

EXECUTIVE EMPLOYMENT AGREEMENT

Chief Executive Officer

This Executive Employment Agreement (this "Agreement") is executed on October 21, 2026 and is effective as of February 6, 2026 (the "Effective Date"), by and between FINANCIAL AGENCY GROUP, a Wyoming corporation having its principal executive office at 255 S Orange Avenue, Suite 104 #1261, Orlando, Florida 32801, United States (the "Company"), and RAHUL MALHOTRA, an individual (the "Executive").

RECITALS

A. The Executive is a co-founder and director of the Company and has served as its Chief Executive Officer since the Company's incorporation on February 14, 2024, without compensation.

B. On February 6, 2026, the U.S. Securities and Exchange Commission (the "SEC") qualified the Company's offering statement on Form 1-A under Tier 2 of Regulation A, and on the same date the Company's Board of Directors (the "Board") approved compensation for each of the Company's two executive officers at an annualized rate of US$175,000, to be accrued and deferred until the Company's liquidity position permits payment.

C. The Executive has served on the terms so approved since February 6, 2026. The Company and the Executive wish to memorialize in writing the terms of the Executive's employment as approved by the Board, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1. POSITION AND DUTIES

1.1 Position. The Company employs the Executive, and the Executive accepts employment, as Chief Executive Officer of the Company, reporting to the Board. The Executive shall also continue to serve as a director of the Company for so long as elected by the stockholders, without additional compensation.

1.2 Duties. The Executive shall have the duties, authority and responsibilities customarily associated with the office of chief executive officer, including overall management of the Company's business, strategy and client relationships, oversight of the Company's Regulation A offering and SEC reporting obligations, and such other duties consistent with the Executive's position as the Board may assign.

1.3 Time commitment. The Executive shall devote substantially all of the Executive's business time, attention and skill to the business of the Company. The Executive may engage in civic, charitable and passive personal investment activities, and in other business activities disclosed to and approved by the Board, provided they do not conflict with the Executive's duties or compete with the Company. The Executive confirms that the Executive has no outside business interests as of the date of execution of this Agreement.

1.4 Place of work. The Executive shall direct and control the Company's business from its principal executive office in Orlando, Florida, and may perform duties remotely and travel internationally, including to India, as the business requires.

1.5 Offering participation. The Executive may participate in the offer and sale of the Company's common stock in its Regulation A offering in reliance on Rule 3a4-1 under the Securities Exchange Act of 1934. The Executive shall not receive any commission or other compensation based directly or indirectly on sales of the Company's securities, is not an associated person of a broker-dealer, and shall not participate in selling an offering of securities for any other issuer more than once every twelve months.

2. TERM

This Agreement commences on the Effective Date and continues until terminated in accordance with Section 6. The Executive's employment is not for any fixed term.

3. COMPENSATION

3.1 Base salary. The Company shall pay the Executive a base salary at an annualized rate of US$175,000 (US$14,583.33 per month), accruing from the Effective Date. The base salary shall be reviewed annually by the Board and may be increased, but not decreased without the Executive's written consent.

3.2 Accrual and deferral. The Executive acknowledges that the Company has limited liquidity and has not yet sold shares in its Regulation A offering. Accordingly, the Executive agrees that base salary shall accrue monthly as a liability of the Company but shall be deferred and shall not be paid until the Board determines, in good faith and in its sole discretion, that the Company's liquidity position permits payment (a "Payment Determination"). Accrued salary bears no interest. The Board may make a Payment Determination with respect to all or any part of the accrued balance. For the period from the Effective Date through March 31, 2026, the amount accrued under this Section was US$26,041.67.

3.3 Source of payment. Accrued salary shall be paid from the Company's revenue from client engagements or other available funds. The Company shall not use proceeds of its Regulation A offering to pay salary accrued through the date of the offering circular forming part of its post-qualification amendment filed in October 2026; salary accruing after that date may be paid from the general working capital allocation of offering proceeds only if the Company has raised at least 20% of the maximum offering amount, consistent with the Company's offering circular disclosure.

3.4 No other compensation. The Executive shall not be entitled to any bonus, commission, equity award, stock option, retirement contribution, insurance or other benefit unless and until a plan or arrangement is adopted by the Board and, where required, approved by the stockholders. The Company has not adopted any such plan as of the Effective Date.

3.5 Expenses. The Company shall reimburse the Executive for reasonable, documented business expenses incurred in performing the Executive's duties, in accordance with the Company's expense policy.

3.6 Withholding and taxes. All payments are subject to applicable withholding and payroll taxes. The parties acknowledge that the Executive may be a tax resident of a jurisdiction other than the United States and agree to cooperate in determining the applicable withholding, reporting and treaty position; each party is responsible for its own taxes. The parties intend that the deferral of salary under Section 3.2 comply with, or be exempt from, Section 409A of the U.S. Internal Revenue Code to the extent applicable, and this Agreement shall be interpreted accordingly.

4. CONFIDENTIALITY AND COMPANY PROPERTY

4.1 The Executive shall hold in confidence all non-public information of the Company and its clients, shall use it solely for the Company's benefit, and shall not disclose it except as required to perform the Executive's duties or by law. This obligation survives termination indefinitely for trade secrets and material non-public information concerning any securities offering, and for three (3) years for other confidential information.

4.2 The Executive shall comply with the Company's insider-trading policy and with U.S. and other applicable securities laws, and shall not trade in or recommend trading in the Company's securities or those of any client on the basis of material non-public information.

4.3 All work product, documents, client relationships, templates and intellectual property created by the Executive in the course of employment belong to the Company, and the Executive assigns to the Company all rights therein. On termination, the Executive shall return all Company property and materials.

5. CONFLICTS OF INTEREST AND RELATED-PARTY TRANSACTIONS

The Executive shall disclose to the Board any transaction or arrangement between the Company and the Executive, a member of the Executive's family, or any entity in which the Executive holds a material interest, and shall abstain from voting as a director on any such matter to the extent the Board has disinterested members. The Executive has disclosed that the Executive's spouse, Mrs. Garima Malhotra, formerly served as a director of the Company (January 13, 2025 to July 9, 2025) without compensation or equity, and that the Executive has no other interest in any transaction with the Company.

6. TERMINATION

6.1 By either party. Either party may terminate the Executive's employment at any time, with or without cause, on thirty (30) days' written notice (or, in the case of termination by the Company, pay in lieu of notice at the base salary rate).

6.2 For cause. The Company may terminate the Executive's employment immediately for Cause, meaning the Executive's (a) conviction of, or plea of no contest to, a felony or any crime involving fraud or dishonesty; (b) wilful misconduct or gross negligence materially injurious to the Company; (c) material breach of this Agreement not cured within fifteen (15) days of written notice; or (d) becoming subject to a disqualifying event under Rule 262 of Regulation A.

6.3 Effect of termination. On termination for any reason, the Executive shall be entitled to (a) base salary accrued and unpaid through the termination date, payable in accordance with Section 3.2 (that is, upon a Payment Determination by the Board, without interest), and (b) reimbursement of expenses incurred through the termination date. No severance or other payment is due. Sections 3.2, 3.3, 4, 5, 7 and 8 survive termination.

6.4 Resignation from offices. On termination of employment, the Executive shall, if requested by the Board, resign from all offices held with the Company; the Executive's directorship is governed by the Company's Bylaws and Wyoming law.

7. NON-SOLICITATION

During employment and for twelve (12) months thereafter, the Executive shall not, directly or indirectly, solicit any client of the Company with whom the Executive dealt during the last twelve months of employment for the purpose of providing competing advisory services, or solicit any employee, consultant or agent of the Company to leave the Company.

8. GENERAL

8.1 Governing law and disputes. This Agreement is governed by the laws of the State of Florida, without regard to its conflict-of-laws rules. Disputes shall be resolved by binding arbitration seated in Orlando, Florida, administered by the American Arbitration Association under its Employment Arbitration Rules, by a single arbitrator.

8.2 Board approval and disclosure. The compensation and terms of employment set out in this Agreement were approved by the Board on February 6, 2026, and this Agreement, executed on October 21, 2026, memorializes those terms effective as of that date. The Executive acknowledges that the Company is a Tier 2 Regulation A issuer and consents to the filing of this Agreement with the SEC and to the disclosure of its terms and of amounts accrued and paid hereunder in the Company's offering circular and periodic reports.

8.3 Entire agreement; amendment. This Agreement is the entire agreement between the parties regarding the Executive's employment and supersedes all prior understandings. It may be amended only in writing signed by both parties and approved by the Board.

8.4 Severability; counterparts. If any provision is held unenforceable, the remainder shall continue in effect. This Agreement may be executed in counterparts and by electronic signature.

8.5 Notices. Notices shall be in writing and delivered to the Company at its principal executive office and to the Executive at the Executive's last address on the Company's records, or by e-mail to addresses the parties designate.

IN WITNESS WHEREOF, the parties have executed this Agreement on October 21, 2026, effective as of the Effective Date.

COMPANY: FINANCIAL AGENCY GROUP By: /s/ Manish Prakash Name: Manish Prakash Title: Chief Financial Officer and Director Date: October 21, 2026	EXECUTIVE: /s/ Rahul Malhotra Rahul Malhotra Date: October 21, 2026